Exhibit 10.2

Narrative Summary of Discretionary Cash Bonus Awarded to George A. Schreiber, Jr.

Effective September 13, 2005, in conjunction with a mid-year performance review by the Compensation Committee of the Board of Directors of SEMCO Energy, Inc. (the “Company”), George A. Schreiber, Jr., President and Chief Executive Officer of the Company, was granted a bonus of $150,000 as the cash portion of his bonus award. The award, which was approved by the Compensation Committee and by the Board of Directors, is a discretionary bonus that was authorized and awarded in recognition of Mr. Schreiber’s personal contributions to the Company’s performance.